EXHIBIT 10.1

CENTENE CORPORATION

Non-Employee Director Compensation Policy as of May 13, 2025

This Non-Employee Director Compensation Policy (the “Policy”) sets forth the compensation to be paid to non-employee members (“Non-Employee Directors”) of the Board of Directors (the “Board”) of Centene Corporation (the “Company”), which shall remain in effect until amended, replaced or rescinded by further action of the Board.

Annual Cash Retainers and Fees
Effective May 13, 2025, the cash retainers and fees for Non-Employee Directors will be as set forth below and shall be cumulative.

Board Service:
•A base annual cash retainer of $100,000.
Independent Chair of the Board/Lead Independent Director:
•The non-executive Chairman of the Board will be eligible to receive the $100,000 annual cash retainer that all members of the Board receive, as well as an annual grant of restricted stock units with a grant date fair market value of $225,000 that all members of the Board receive (discussed below), which vest annually at the earlier of the first anniversary of the date of the grant or the date of the next annual meeting of stockholders. In addition, the non-executive Chairman will also receive an additional grant of restricted stock units with a grant date fair market value of $150,000, which vest annually at the earlier of the first anniversary of the date of the grant or the date of the next annual meeting of stockholders, and may be deferred in accordance with a deferral election form provided by the Company. The non-executive Chairman will also receive an additional cash retainer of $90,000 per year.
Chairs of Standing Committees:
•Audit and Compliance Committee – The Chair of the Audit and Compliance Committee shall receive an additional annual cash retainer of $30,000.
•Compensation and Talent Committee – The Chair of the Compensation and Talent Committee shall receive an additional annual cash retainer of $20,000.
•Governance Committee – The Chair of the Governance Committee shall receive an additional annual cash retainer of $20,000.
•Quality Committee – The Chair of the Quality Committee shall receive an additional annual cash retainer of $20,000.
Payments
The annual cash retainers for service on the Board and committees of the Board as set forth above shall be paid by the Company in quarterly installments as soon as practicable after the end of each of the Company’s fiscal quarters for which the member shall have served. A Non-Employee Director who serves on the Board or a committee during a portion of a quarterly period shall be entitled to the pro-rata portion of the quarterly installment based on the number of days the Non-Employee Director served as a Non-Employee Director during the quarterly period.

All cash fees payable to Non-Employee Directors are eligible for deferral under the Non-Employee Directors Deferred Stock Compensation Plan (as amended and restated). The number of restricted stock units granted shall be determined by reference to the closing sales price of the Company’s common stock on the New York Stock Exchange on the trading day preceding the date that the fees would otherwise have been paid to the Non-Employee Director.

Initial Equity Awards
Unless otherwise determined by the Compensation and Talent Committee and subject to the Board’s approval, upon, and contingent on, a new Non-Employee Director’s appointment to the Board, shall receive an initial equity award of restricted stock units with a grant date fair market value of approximately $225,000, pro-rated (based on a 365-day year) for the number of days between the appointment of the Non-Employee Director and the anticipated date of the next annual meeting of stockholders at the time of appointment or election as determined by the Secretary of the Company, rounded to the nearest whole share, as determined by reference to the closing sales price of the Company’s common stock on the New York Stock Exchange on the day preceding the grant date, pursuant to and in accordance with the terms and provisions of a restricted stock unit agreement and the Company’s 2025 Incentive Stock Plan (the “2025 Plan”) or any successor plan thereto. Such equity awards shall vest in full on the earlier of the first anniversary of the date of the grant or the date of the next annual meeting of stockholders and may be deferred in accordance with a deferral election form provided by the Company.

Annual Equity Awards
Unless otherwise determined by the Compensation and Talent Committee and subject to the Board’s approval, each Non-Employee Director shall receive an annual equity award of restricted stock units, with a grant date fair market value of approximately $225,000, rounded to the nearest whole share, as determined by reference to the closing sales price of the Company’s common stock on the New York Stock Exchange on the trading day immediately preceding the grant date, pursuant to and in accordance with the terms and provisions of a restricted stock unit agreement, and the 2025 Plan or any successor plan thereto. Unless otherwise determined by the Compensation and Talent Committee, all such annual equity awards shall be granted on the date of the Company’s annual meeting of stockholders. Such equity awards shall vest in full on the earlier of the first anniversary of the date of the grant or the date of the next annual meeting of stockholders and may be deferred in accordance with a deferral election form provided by the Company.

Director Compensation Limit
In accordance with the 2025 Plan, a Non-Employee Director shall not receive compensation in the aggregate, including cash payments and equity awards, but excluding any vested deferred compensation from any prior year, in excess of $1,000,000 during each calendar year while serving in such capacity.

Charitable Matching Gift Program
Under the Board of Directors Charitable Matching Gift Program, the Company will match a Non-Employee Director’s qualifying charitable donation up to $25,000 per calendar year. Charitable donations must be made to a qualified tax-exempt U.S. organization under the Internal Revenue Code Section 501(c)(3) and within the Company’s charitable contribution guidelines.

Liability Insurance
The Company shall provide a group excess liability insurance policy at no cost to the Non-Employee Directors.

Expenses
Non-Employee Directors will be reimbursed for all reasonable expenses incurred in connection with their service on the Board or any of its committees.

Stock Ownership Guidelines
Non-Employee Directors are required to own shares of the Company’s common stock (the “Ownership Requirement”) having a value (as described below) equal to the sum of seven and a half (7.5) times the base annual cash retainer payable to each Non-Employee Director as set forth in this Policy as in effect from time to time.

For purposes of determining ownership, the following will be used in determining whether a Non-Employee Director has satisfied the Ownership Requirement:

•One hundred percent (100%) of the value of shares of the Company’s common stock owned individually, either directly or indirectly, including vested and unvested restricted stock, restricted stock unit awards or shares acquired upon exercise of stock options; and

•Shares of the Company’s common stock owned jointly, or separately by a spouse, domestic partner and/or minor children, directly or indirectly.

No other rights to acquire shares of Company common stock (including stock options or similar rights) shall be considered shares of Company common stock for purposes of meeting the Ownership Requirements under this Policy.

For purposes hereof, the value of a share of the Company’s common stock, including vested and unvested restricted stock and restricted stock units, shall be calculated on September 30th of each year as determined by reference to the closing sales price of the Company’s common stock on the New York Stock Exchange on previous date of the calculation (a “Determination Date”). If a Non-Employee Director does not meet the Ownership Requirement as of the Determination Date following the fifth anniversary of such Non-Employee Director’s election or appointment to the Board, such Non-Employee Director is expected to satisfy the Ownership Requirement on the next Determination Date and is not allowed to sell shares until Ownership Requirements are met.

In the event the base annual cash retainer increases, each Non-Employee Director will have five (5) years from the time of the increase to acquire any additional shares needed to satisfy the Ownership Requirement.

A Non-Employee Director shall have until the end of the first Determination Date following the fifth anniversary of such Non-Employee Director’s election or appointment to the Board or upon otherwise becoming a Non-Employee Director of the Board to satisfy the Ownership Requirement.